Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – March 2, 2023 -- Ultralife Corporation (NASDAQ: ULBI) reported operating profit of $0.2 million and adjusted EBITDA of $2.0 million on revenue of $36.1 million for the fourth quarter ended December 31, 2022. The operating results for the fourth quarter of 2022 include a one-time charge of $0.8 million for 2023 severance costs associated with the Company’s former President & CEO, who, as announced on November 22, 2022, is no longer with the Company. For the fourth quarter of 2021, the Company reported an operating loss of $1.2 million and adjusted EBITDA of ($0.1) million on revenue of $23.8 million.

“For the fourth quarter, we delivered a 220-basis point improvement in gross margin over the third quarter primarily due to price realization. This improvement combined with operating leverage on our sales growth led to a $2.2 million year-over-year favorable swing in operating profit when excluding the one-time charge. Due to the uncertain availability of components in our supply chain, we continue to hold raw material inventory well above historical levels in order to give us the best opportunity to satisfy commitments to our customers,” said Michael E. Manna, President and Chief Executive Officer. “With a backlog increasing to $111 million and durable demand across our end markets, in the near term our highest priority is to recapture gross margin through continued execution of price realization activities, qualification of alternate component suppliers, and lean manufacturing initiatives. These actions combined with strengthening our relationships with our key customers while using our global new product development and sales resources to further organic growth, position us to deliver high-quality, sustainable profitable growth for 2023 and generate incremental cash flow to pay down our acquisition debt.”

Fourth Quarter 2022 Financial Results

Revenue was $36.1 million, an increase of $12.3 million, or 51.9%, compared to $23.8 million for the fourth quarter of 2021. Overall, government/defense sales increased 84.0% and commercial sales increased 38.1% from the 2021 period. Battery & Energy Products revenue increased 45.4% to $32.1 million, compared to $22.1 million last year, reflecting a full quarter of Excell sales coupled with organic increases of 67.5% in government/defense sales and 26.9% in oil & gas market sales, partially offset by a 17.2% decrease in medical sales due to the timing of component deliveries. Net organic sales for this segment increased 13.9%. Communications Systems sales increased 138.1% to $4.0 million compared to $1.7 million for the same period last year, despite lingering supply chain disruptions resulting in delays in some of our shipments to 2023. Our total backlog exiting the fourth quarter grew to $111.0 million, the highest level in our Company’s history, which represents an increase of $4.8 million or 4.6% over the comparable backlog exiting the prior quarter and an increase of $47.3 million or 74.2% over that exiting the fourth quarter of 2021.

Gross profit was $8.1 million, or 22.4% of revenue, compared to $5.3 million, or 22.3% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 21.6% compared to 21.8% last year, primarily due to supply chain disruptions including component cost inflation, and prolonged lead times and logistics delays. Communications Systems gross margin was 28.7% compared to 28.1% last year, primarily due to higher factory volume tempered by inefficiencies associated with delays in receipt of components.

Operating expenses were $7.9 million compared to $6.5 million last year, an increase of $1.4 million or 20.7%, reflecting the one-time severance charge of $0.8 million and incremental expenses, including intangible amortization, of $0.7 million associated with the Excell acquisition on December 13, 2021. Operating expense ratio to revenue was 21.8% or 19.6% when excluding the one-time severance expense; the latter representing a 780 basis-point improvement over 27.4% of revenue for the year-earlier period.

Operating profit was $0.2 million inclusive of the one-time severance costs of $0.8 million, compared to a $1.2 million operating loss for the fourth quarter of the prior year.

Net loss was $0.2 million or $0.01 per diluted share compared to a net loss of $1.1 million or $0.07 per diluted share for the fourth quarter of 2021.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $2.0 million or 5.6% of sales for the fourth quarter of 2022, compared to a loss of $0.1 million for the year-earlier period.

Fiscal Year 2022

For fiscal year 2022, Ultralife produced EPS of ($0.01), operating income of $0.1 million and adjusted EBITDA of $6.6 million on revenue of $131.8 million compared to EPS of ($0.01), breakeven operating income and adjusted EBITDA of $4.4 million on revenue of $98.3 million for fiscal year 2021.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI14f42d8e56e64128b275289771b87060 prior to the call. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view them again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$5,713	$8,413
Trade Accounts Receivable, Net	27,779	20,232
Inventories, Net	41,192	33,189
Prepaid Expenses and Other Current Assets	4,304	4,690
Total Current Assets	78,988	66,524

Property, Plant and Equipment, Net	21,716	23,205
Goodwill	37,428	38,068
Other Intangible Assets, Net	15,921	17,390
Deferred Income Taxes, Net	12,069	11,472
Other Non-Current Assets	2,308	2,879
Total Assets	$168,430	$159,538

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$16,074	$9,823
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,890	1,842
Accrued Expenses and Other Current Liabilities	7,949	5,259
Total Current Liabilities	28,913	18,924
Long-Term Debt, Net	19,310	18,857
Deferred Income Taxes, Net	1,917	2,254
Other Non-Current Liabilities	1,887	1,760
Total Liabilities	52,027	41,795

Shareholders' Equity:
Common Stock	2,057	2,052
Capital in Excess of Par Value	187,405	186,518
Accumulated Deficit	(47,951)	(47,832)
Accumulated Other Comprehensive Loss	(3,750)	(1,653)
Treasury Stock	(21,484)	(21,469)
Total Ultralife Equity	116,277	117,616
Non-Controlling Interest	126	127
Total Shareholders’ Equity	116,403	117,743

Total Liabilities and Shareholders' Equity	$168,430	$159,538

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Revenues:
Battery & Energy Products	$32,122	$22,089	$119,995	$87,083
Communications Systems	3,985	1,674	11,845	11,184
Total Revenues	36,107	23,763	131,840	98,267

Cost of Products Sold:
Battery & Energy Products	25,185	17,271	93,841	66,021
Communications Systems	2,841	1,203	8,599	7,604
Total Cost of Products Sold	28,026	18,474	102,440	73,625

Gross Profit	8,081	5,289	29,400	24,642

Operating Expenses:
Research and Development	1,656	1,603	7,081	6,826
Selling, General and Administrative	6,208	4,915	22,190	17,781
Total Operating Expenses	7,864	6,518	29,271	24,607

Operating Income (Loss)	217	(1,229)	129	35

Other Expenses	597	110	575	186
Loss Before Income Taxes	(380)	(1,339)	(446)	(151)

Income Tax (Benefit) Provision	(155)	(211)	(326)	79

Net Loss	(225)	(1,128)	(120)	(230)

Net (Loss) Income Attributable to Non-Controlling Interest	(1)	3	(1)	4

Net Loss Attributable to Ultralife Corporation	$(224)	$(1,131)	$(119)	$(234)

Net Loss Per Share Attributable to Ultralife Common Shareholders – Basic	$(.01)	$(.07)	$(.01)	$(.01)

Net Loss Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.01)	$(.07)	$(.01)	$(.01)

Weighted Average Shares Outstanding – Basic	16,135	16,084	16,125	16,037

Weighted Average Shares Outstanding – Diluted	16,135	16,084	16,125	16,037

Non-GAAP Financial Measures:

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net Loss Attributable to Ultralife Corporation	$(224)	$(1,131)	$(119)	$(234)
Adjustments:
Interest and Financing Expense, Net	368	78	951	242
Income Tax (Benefit) Provision	(155)	(211)	(326)	79
Depreciation Expense	727	746	3,177	2,906
Amortization of Intangible Assets	313	175	1,282	633
Stock-Based Compensation Expense	224	159	776	671
Non-Cash Purchase Accounting Adjustments	-	121	55	121
Severance to Former President & CEO	779	-	779	-
Adjusted EBITDA	$2,032	$(63)	$6,575	$4,418

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com